Exhibit 99.1

May 04, 2009 03:21 PM Eastern Daylight Time

Court Confirms Constar’s Plan of Reorganization

Customer, Vendor and Employee Support Contributed to Successful

Reorganization

PHILADELPHIA—(BUSINESS WIRE)—Constar International Inc. announced today that the U.S. Bankruptcy Court for the District of Delaware indicated its approval of Constar’s emergence from Chapter 11 in accordance with the Plan of Reorganization for Constar and its affiliated debtors. At the hearing, the Court ruled that Constar had met all of the statutory requirements to confirm its Plan, and overruled the one remaining objection to confirmation. Constar expects to emerge from Chapter 11 by the end of May, after entry of the Court’s confirmation order.

Under the Plan, Constar’s Subordinated Notes will be converted into common stock of the reorganized company. All other creditor classes will be unimpaired. The Company’s current equity will be cancelled and pre-petition equity holders will receive no distribution under the Plan.

Michael Hoffman, President and Chief Executive Officer of Constar, commented, “We are very pleased with the Court’s decision today. We could not have accomplished this without the loyalty of our customers, the professionalism of our employees and the commitment of our creditors. We are grateful for their support through this process.”

The Company’s Debtor in Possession (DIP) credit facility contemplates conversion of such facility into exit financing upon the satisfaction of various conditions. Constar expects to convert the DIP credit facility into exit financing upon the Company’s emergence from Chapter 11.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all information in this news release consists of forward-looking statements within the meaning of the federal securities laws, including statements regarding the intent, belief or current expectations of the Company and its management which are made with words such as “will,” “expect,” “believe,” and similar words. These forward-looking statements involve a number of risks, uncertainties and other factors, which may cause the actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the actual results of operations or financial condition of the company to differ from expectations include: (i) the Company’s ability to continue as a going concern; (ii) the ability of the Company to operate pursuant to the terms of any debtor-in-possession credit facility; (iii) the Company’s ability to obtain court approval with respect to motions in the Chapter 11 proceeding; (iv) the ability of the Company to develop, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 proceeding; (v) risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the cases to Chapter 7 cases; (vi) the ability of the Company to obtain and maintain normal terms with vendors and service providers; (vii) the Company’s ability to maintain contracts that are critical to its operations; (viii) the potential adverse impact of the Chapter 11 cases on the Company’s liquidity or results of operations; (ix) the ability of the Company to fund and execute its business plan; (x) the ability of the Company to attract, motivate and/or retain key executives and employees; and (xi) other risks and factors regarding the Company identified from time to time in the Company’s reports filed with the SEC, including the risk factors identified in its Annual Report on Form 10-K for the year ended December 31, 2008, and in subsequent filings made prior to, on or after today. The Company does not intend to review, revise, or update any particular forward-looking statements in light of future events.

About Constar

Philadelphia-based Constar is a leading global producer of PET (polyethylene terephthalate) plastic containers for food and beverages. The Company provides full-service packaging solutions, from product design and engineering, to ongoing customer support. Its customers include many of the world’s leading branded consumer products companies. Visit www.constar.net.

Contacts

Constar International Inc.

Walter S. Sobon

Executive Vice President and Chief Financial Officer

215-552-3700

or

Bisno Communications

Ed Bisno

212-717-7578